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                                                                    EXHIBIT 99.1


Northern Border                                  News
Partners, L.P.                                   Release 1111 South 103rd Street
                                                 Omaha, Nebraska 68124-1000

                                                 For Further Information,
                                                 Contact:

                                                 Public Relations Contact:
                                                 Beth Jensen
                                                 (402) 398-7806

                                                 Investor Relations Contact:
                                                 Ellen Konsdorf
                                                 (877) 208-7318

NORTHERN BORDER PARTNERS, L.P. TO ACQUIRE VIKING GAS TRANSMISSION COMPANY INCLUDING A ONE-THIRD INTEREST IN GUARDIAN PIPELINE

FOR IMMEDIATE RELEASE: Friday, November 8, 2002


         OMAHA - Northern Border Partners, L.P. (NYSE-NBP) announced today that it has executed a definitive agreement to purchase Viking Gas Transmission Company including a one-third interest in Guardian Pipeline from Xcel Energy. The Partnership will acquire all the common stock of Viking for approximately $152 million including the assumption of outstanding debt. The purchase is expected to close by year-end 2002, subject to receipt of all necessary approvals.

         The Viking system is a 671-mile interstate natural gas pipeline extending from the U.S.-Canadian border near Emerson, Manitoba to Marshfield, Wisconsin. Viking connects to other major pipeline systems including TransCanada, Northern Natural Gas, Great Lakes and ANR to provide service to markets in Minnesota, Wisconsin and North Dakota.

         Guardian Pipeline is a 141-mile interstate natural gas pipeline system with a scheduled in-service date of December 2002. This system will transport natural gas from Joliet, Illinois to a point west of Milwaukee, Wisconsin. Subsidiaries of CMS Energy and Wisconsin Energy Corporation hold the remaining interests in this system.

         "This is an exciting interstate pipeline acquisition for us. Pipelines are excellent investments for our Partnership due to their stable cash flows. In addition, these systems are strategically located to serve upper Midwestern markets and provide potential operating and
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commercial synergies with other Northern Border assets," said Bill Cordes, chairman and chief executive officer of Northern Border Partners. "We look forward to continuing reliable and valued service to Viking's customers and to the startup of the Guardian system."

         "The earnings before interest, taxes, depreciation and amortization (EBITDA) for 2003 associated with our ownership of Viking and Guardian are expected to be approximately $22 to $23 million," continued Mr. Cordes. "We believe that this acquisition will be immediately accretive to earnings and cash flow per unit. It should provide at least $0.10 in additional cash flow per unit in 2003 and 2004, depending on the timing of permanent financing."

         Depreciation expense and maintenance capital expenditures are expected to total $7.5 million and $4.5 million respectively in 2003. Northern Border Partners will finance the acquisition initially under its revolving credit facility and expects to issue equity for a portion of the acquisition price next year.

         Northern Border Partners will host a conference call to discuss this acquisition. We invite you to listen to the broadcast live over the Internet today, Friday, November 8, 2002 beginning at 12:30 p.m. CST. Bill Cordes, president and chief executive officer of the Partnership, will lead the call.

         The call will be available on a replay basis through the Partnership's website at http://www.northernborderpartners.com. A replay of the call will also be available through November 15, 2002 by dialing, toll free in the United States and Canada, (800) 642-1687 and entering the conference ID number 6583842.

         This acquisition is subject to standard closing conditions, including timely approval of the Hart-Scott-Rodino Act filing by the Federal Trade Commission and consents of the Guardian owners and of other third parties.

         Northern Border Partners, L.P. owns a 70 percent general partner interest in Northern Border Pipeline Company, which owns a 1,249-mile interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the Midwestern U. S. Additionally, the Partnership owns the 350-mile Midwestern Gas Transmission system, which stretches from Portland, Tennessee to Joliet, Illinois. The Partnership also has gathering systems and processing plants in the Powder River, Wind River and Williston Basins in the U.S.; owns and operates processing plants and gathering pipelines in Alberta, Canada; and transports coal-


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water slurry via a pipeline in the Southwestern U.S. Northern Border Partners information may be found at http://www.northernborderpartners.com.


This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: approval of the Hart-Scott-Rodino Act filing by the Federal Trade Commission; the delay of Guardian Pipeline's in-service date and any cost overruns; competitive conditions in the overall natural gas and electricity markets; our ability to market pipeline capacity on favorable terms; prices of natural gas; developments in the voluntary petition for bankruptcy by Enron; and conditions in the capital markets and our ability to access the capital markets.



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